Exhibit 3.16

ARTICLES OF INCORPORATION

OF

RPK ACQUISITION COMPANY, INC.

I.

The name of the corporation is RPK ACQUISITION COMPANY, INC.

II.

The corporation has the authority to issue not more than 1,000,000 shares of common stock and 500,000 shares of preferred stock. The shares of common stock and the shares of preferred stock shall have a par value and voting rights as determined by the Board of Directors. Subject to the provisions of these Articles of Incorporation and to the provisions of the Georgia Business Corporation Code, the Board of Directors may determine the preferences, limitations, and relative rights: (a) of any class of shares prior to the issuance of any shares of that class; and (b) of one or more series within a class and designate the number of shares within that series prior to the issuance of any shares of that series. The Board of Directors also may determine the relative rights of any class of shares to receive the net assets of the corporation upon dissolution.

III.

The initial registered office of the corporation shall be 100 Peachtree Street, N.W., Suite 1900, Atlanta, Georgia 30303. The initial registered agent of such business shall be Tobin N. Watt.

IV.

The name and address of the Incorporator is: Tobin N. Watt, 100 Peachtree Street, N.W., Suite 1900, Atlanta, Georgia 30303.

V.

The mailing address of the initial principal office of the corporation is 100 Peachtree Street, N.W., Suite 1900, Atlanta, Georgia 30303.

VI.

6.1 A director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law, (iii) of the types set forth in (14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the director received an improper personal benefit.

6.2 Any repeal or Modification of the provisions of this Article by the shareholders of the corporation shall be prospective only, and shall not affect adversely any limitation on the personal liability of a director of the corporation with respect to any act or omission occurring prior to the effective date of such repeal or modification.

6.3 If the Georgia Business Corporation Code hereafter is amended to authorize the further limitation or elimination of the liability of directors, then the liability of the director of the corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Georgia Business Corporation Code.

6.4 In the event that any of the provisions of this Article (including any provision within a single sentence) are held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

VII.

Any action that is required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all of the shareholders entitled to vote on the action, or by persons who would be entitled to vote at a meeting and who hold shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take the action at a meeting at which all shareholders entitled to vote were present and voted; provided, however, that the action is evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the Minutes or filing with the corporate records; provided further, that all requirements of the Georgia Business Corporation Code, as may from time to time be amended, are met with regard to such action.

IN WITNESS WHEREOF, the undersigned executes these Articles of Incorporation this 1st day of March, 1991.

/s/ Tobin N. Watt
TOBIN N. WATT, Incorporator

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